Exhibit 99.1

JOSEPH LOSCALZO, M.D., PH.D., JOINS ISIS PHARMACEUTICALS’ BOARD OF DIRECTORS

CARLSBAD, Calif., February 3, 2014 — Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) announced today that Joseph Loscalzo, M.D., Ph.D., has joined the company’s Board of Directors.  Dr. Loscalzo is head of the department of medicine and physician-in-chief at Brigham & Women’s Hospital, Harvard Medical School.  Dr. Loscalzo is recognized as a leading cardiologist focused on identifying the role of endothelial cells and platelets in atherosclerosis and thrombosis.

“We are very pleased to have Joseph join our Board.  Joseph has made significant contributions to understanding the molecular mechanisms of atherosclerosis and has been a pioneer at Harvard Medical School in instituting network medicine, an innovative approach that brings together a diverse, interdisciplinary group of scientists to identify new ways to treat disease,” said Stanley T. Crooke, M.D., Ph.D., chairman and chief executive officer of Isis.  “Joseph’s extensive scientific expertise and practical knowledge in the field of cardiology will be immensely valuable to Isis as we mature and grow our cardiovascular franchise.  This will be especially true as we advance ISIS-APOCIIIRx into a Phase 3 program designed to bring this new drug rapidly to the market for patients who are at significant risk.”

Dr. Joseph Loscalzo is currently serving as the Hersey Professor of the Theory and Practice of Medicine at Harvard Medical School, Chairman of the Department of Medicine, and Physician-in-Chief at Brigham and Women’s Hospital. Dr. Loscalzo received his A.B. degree, summa cum laude, his Ph.D. in biochemistry, and his M.D. from the University of Pennsylvania. His clinical training was completed at Brigham and Women’s Hospital and Harvard Medical School, where he served as resident and chief resident in medicine and Fellow in cardiovascular medicine.

Dr. Loscalzo is a leading cardiologist and has received many awards, including the Clinician-Scientist Award, the Distinguished Scientist Award, the Research Achievement Award, and the Paul Dudley White Award from the American Heart Association as well as many other prestigious awards, including membership in the Institute of Medicine of the National Academy of Science and the American Academy of Arts and Sciences.  Dr. Loscalzo has served on several National Institutes of Health (NIH) study sections and editorial boards, and has chaired the Gordon Conference on Thrombolysis. He served as an associate editor of the New England Journal of Medicine for nine years, Chair of the Cardiovascular Board of the American Board of Internal Medicine, Chair of the Research Committee of the American Heart Association, Chair of the Scientific Board of the Stanley J. Sarnoff Society of Fellows for Research in the Cardiovascular Sciences, and Chair of the Board of Scientific Counselors of the National Heart, Lung, and Blood Institute of the NIH. He is currently Editor-in-Chief of Circulation, a senior editor of Harrison’s Principles of Internal Medicine, a past member of the Advisory Council of the National Heart, Lung, and Blood Institute, and a past member of the Council of Councils of the National Institutes of Health.

Dr. Loscalzo has been a visiting professor at many institutions, holds two honorary degrees, has authored or co-authored more than 700 scientific publications, has authored or edited 36 books, and holds 31 patents for his work in the field of nitric oxide. He is also the recipient of many grants from the NIH and industry for his work in the areas of vascular biology, thrombosis, and atherosclerosis over the past twenty-five years.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its leadership position in antisense technology to discover and develop novel drugs for its product pipeline and for its partners.  Isis’ broad pipeline consists of 31 drugs to treat a wide variety of diseases with an emphasis on cardiovascular, metabolic, severe and rare diseases, including neurological disorders, and cancer.  Isis’ partner, Genzyme, is commercializing Isis’ lead product, KYNAMRO®, in the United States for the treatment of patients with HoFH.  Isis’ patents provide strong and extensive protection for its drugs and technology.  Additional information about Isis is available at www.isispharm.com.

ISIS PHARMACEUTICALS’ FORWARD-LOOKING STATEMENT

This press release includes forward-looking statements regarding Isis Pharmaceuticals’ business, and the commercial potential of Isis’ technologies and products in development, including ISIS-APOCIIIRx and other antisense drugs from Isis’ cardiovascular franchise.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2012, and its most recent quarterly report on Form 10-Q, which are on file with the SEC. Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Isis,” “Company,” “we,” “our,” and “us” refers to Isis Pharmaceuticals and its subsidiaries.

Isis Pharmaceuticals® is a registered trademark of Isis Pharmaceuticals, Inc.  KYNAMRO® is a registered trademark of Genzyme Corporation.

Isis Pharmaceuticals’ Contacts:

D. Wade Walke, Ph.D. Vice President, Corporate Communications and Investor Relations 760-603-2741	Amy Blackley, Ph.D. Associate Director, Corporate Communications 760-603-2772

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